EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 4, 2025 (the “Agreement”), between BioCorRx Pharmaceuticals, Inc., a Nevada corporation (“Buyer”), a majority-owned subsidiary of BioCorRx Inc. (as more specifically described herein, “Buyer’s Parent”), and USWM, LLC, a Delaware limited liability company (“Seller”).

RECITALS

A. Seller is engaged in the business of developing, manufacturing (whether by Seller or a Third Party), selling, marketing, distributing and commercializing the Product (as defined herein) at various locations (the “Business”) and is the owner of the Purchased Assets (as defined herein).

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets (as defined herein), and in connection therewith Buyer is willing to assume the Assumed Liabilities (as defined herein), all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following initially capitalized terms whether used in the singular or plural form, shall have the meanings set forth in this Section 1.1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AG Product” means the authorized generic version of the Branded Product for sale by

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“Assignment of Intellectual Property Agreement” means an instrument of assignment and assumption in the form attached hereto as Annex 5, pursuant to which Seller shall transfer to Buyer all of the Purchased Intellectual Property.

“Assumption Agreement” means an instrument of assignment and assumption in the form attached hereto as Annex 6, pursuant to which Seller shall assign to Buyer and Buyer shall assume the Assumed Liabilities.

“Branded Product” means the pharmaceutical product Lucemyra® (lofexidine hydrochloride) tablets approved pursuant to New Drug Application No. 209229.

“Bill of Sale” means a bill of sale in the form attached hereto as Annex 7, pursuant to which Seller shall transfer to Buyer all of the Purchased Assets (other than the Purchased Intellectual Property).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in The City of New York are authorized or required by applicable Law to be closed for business.

“Buyer’s Parent” means BioCorRx Inc., a Nevada corporation with a principal place of business at 2390 E. Orangewood Ave., Suite 570,Anaheim, CA 92806

“Calendar Quarter” means any consecutive three-month period commencing with January 1, April 1, July 1 or October 1.

“Commercially Reasonable Efforts” means, as to a Party, the reasonable, diligent and good faith efforts and resources normally used by a pharmaceutical company of comparable size and resources for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, without regard to the particular circumstances of Party, including any other product opportunities of such Party and without regard to any payments owed by such Party to the other Party under this Agreement, but, notwithstanding the foregoing, shall take into account the competitiveness of the marketplace, applicable regulatory circumstances and the likelihood of success of commercialization.  With respect to a Party, Commercially Reasonable Efforts will not in any event require that a Party take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or any other agreement between the Parties, or that the Party in good faith believes may violate any applicable Law.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement attached hereto as Annex 10.

“Domain Names” means those domain names listed in Annex 1.

“Drug Substance” means the active pharmaceutical ingredient lofexidine hydrochloride contained in the Product.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority.

“Governmental Grants” means the governmental grants from the National Institute of Health and National Institute on Drug Abuse as set forth in Annex 4.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Inventory” means all stock of Drug Substance and/or Product that are primarily and specifically related to (and for use in), or necessary for use in, the Business and that are maintained, held, or stored by or on behalf of Seller and/or its Affiliates, as set forth in Annex 8.

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, package  specifications, instructions, processes, formulae, reports and other technology and techniques, including all biological, chemical, pharmacological toxicological, pharmaceutical, physical and analytical, clinical safety, manufacturing and quality control, preclinical and clinical data to the extent relevant to the manufacture, registration, use or commercialization of the Product.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge, after due inquiry, of those Persons listed on Schedule 1.1 of the Disclosure Schedules.

“Laws” means any and all statutes, ordinances, regulations or rules of any kind whatsoever and any and all requirements under permits, orders, decrees, judgments or directives and requirements of applicable Governmental Authorities, in each case pertaining to any of the activities contemplated by this Agreement

“Liabilities” means any and all debts, liabilities, responsibilities, commitments, expenses and obligations, of any nature or kind whether accrued or fixed, known or unknown, absolute or contingent, matured or not or determined or determinable, and whether due or to become due including with respect to product liability claims, and, more generally, any liability arising under any law, Action or governmental order and any liability arising under any contract or undertaking.

“Marketing Authorization” means the marketing authorization or equivalent regulatory approval for the Product listed in Annex 2.

“Marketing Authorization Data” means the accessible dossiers containing the relevant Know-How used to obtain and maintain the Marketing Authorization, in each case, that are owned by Seller and/or its Affiliates at the Closing Date.

“Net Distributable Profit”

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“Net Revenue” means, for any period of determination, all net revenue of the Product determined in accordance with GAAP.

“Net Sales” means, for any period of determination, the aggregate of the gross amounts invoiced or otherwise billed by or on behalf of Seller or, as applicable, Buyer (or its respective Affiliates, successors, licensees, licensee’s sublicensees or assigns) (“Selling Party”) for arm’s length sales or other commercial disposition of the Branded Product to a third party purchaser, less the following to the extent related to the Product sold or disposed of and actually allowed, incurred, paid, accrued or specifically allocated or taken by the Selling Party during such period, and without duplication (collectively, “Net Sales Deductions”):

(a) normal and customary cash, trade, commercial, quantity or prompt settlement discounts (including chargebacks and allowances);

(b) credits or allowances taken by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions;

(c) fees paid pursuant to any inventory management and distribution agreements provided that any such fees relate to the management and distribution of the Product consistently across all channels of trade;

(d) amounts written off by reason of uncollectible debt; provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(e) insurance, freight, postage, shipping, warehousing, handling, and other transportation costs incurred by a Selling Party in shipping Product to a third party;

(f) customs duties, surcharges and other Governmental Authority charges incurred in connection with such sales of such Product; and

(g) import taxes, export taxes, excise taxes, sales tax, duties or other Governmental Authority charges or taxes levied on, absorbed or otherwise imposed on sale of such Product (which does not include income, withholding, or similar taxes) to the extent related to the invoiced Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party.

Such Net Sales Deductions shall be determined from the books and records of the Selling Party, maintained in accordance with GAAP or such similar accounting principles, consistently applied by such Person across all of such Person’s products. Net Sales will be calculated on an accrual basis.

“Payment Claims” means, to the extent related to the Product or the Business, any rebates, returns, and/or chargebacks, and without limiting the foregoing, includes prompt payment discounts, distribution service fees, and administrative fees charged by Product customers.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Product” means the Branded Product and the AG Product being referred to together.

“Purchased Intellectual Property” means (i) the Trademarks, (ii) the Domain Names, and (iii) any Know-How, in each case, solely to the extent (i) exclusively related to, or necessary for, the development, manufacture, registration, use or commercialization of the Product and/or the Drug Substance and (ii) owned by and accessible to Seller and/or its Affiliates at the Closing Date.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sales Report” means a written report certified by an officer of Buyer showing each of: (a) gross Product revenue; (b) Net Revenue; (c) an itemized calculation of Net Revenue showing deductions from gross Product taken during each calendar month; and (d) Royalties payable for the Product during the reporting period. For the avoidance of doubt such written report shall also show details on the aforementioned (a) to (d) items for: (i) Buyer, its Affiliates and authorized sub-licensees; (ii) last Calendar Quarter and year to date data, for example, up to the last month of the last Calendar Quarter.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Agreements” means the agreements existing at the Closing Date between Seller and/or any of its Affiliates, on the one hand, and Third Parties, on the other hand, that are identified in Annex 3.

“Trademarks” means the registered trademarks, and applications therefore as listed in Annex 1, including all goodwill associated therewith.

“Transaction Documents” mean, collectively, this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the transition services agreement to be negotiated and executed between the Parties within sixty (60) days of the Closing Date, pursuant to which the Seller will provide Buyer with certain services, in each case on a limited and transitional basis, in order to ensure an orderly transition of the Business from the Seller to the Buyer.  Absent an mutual agreement between the parties, the fees in respective such services shall (i) equal the fully loaded internal costs of the respective service provider plus a fixed margin of ten percent (10%) and (ii) any third party costs incurred but not otherwise included shall be passed through, at cost, to Buyer with payments for same to be made concurrently with any payments for service fees.

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ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell and deliver to Buyer all of Seller’s right, title, ownership, and interest, direct or indirect, in and to the following enumerated assets, properties and rights of Seller, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”) including but not limited to (a) the Marketing Authorization; (b) the Marketing Authorization Data; (c) the Purchased Intellectual Property; (d) the Third Party Agreements; (e) the Inventory; (f) the Product, (g) subject to Section 5.5, the Governmental Grants; and (h) all permits, licenses, consents, and authorizations owned or maintained by Seller which are specific to the Purchased Assets (“Permits”) and all applications pending before any third party for the issuance of any Permits or the renewal thereof. For the avoidance of doubt, “Permits” do not include any permits, licenses, consents and authorizations owned or maintained by Seller which are either specific to Seller as a Person or otherwise indivisible, unassignable, or nontransferable to Buyer. There are no Permits that are material to Seller or the Business that Seller has not obtained. All Permits material to the conduct of the Business or uses of the Purchased Assets are in full force and effect. Seller is not in default, nor has it received any written notice of, nor is there, to Seller’s Knowledge, any claim or threatened claim of default, with respect to any such Permit.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Seller is not selling, and Buyer is not purchasing, any of the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”): (a) all of Seller’s cash and cash equivalents; (b) all contracts that are not Third Party Agreements; (c) each of Seller’s bank accounts; (d) all interest in or right to any refund of Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date; (e) all rights in the name “US WorldMeds” or any variation or derivation of the foregoing, or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto (the “Retained Trade Names”); (f) the accounts receivable and the accounts payable including accruals, prepaid expenses and any cash or cash equivalents of Seller or any of its Affiliates relating to the Business, the Product or the Purchased Assets for the period prior to the Closing Date; (g) all real property or leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, motor vehicles or office equipment; (h) all rights, claims and causes of action relating to any Excluded Asset, any Excluded Liability or under Seller’s insurance policies or self-insurance; (i) originals of any (i) books and records relating to internal corporate proceedings, tax records, work papers and books and records that Seller is required by applicable Law to retain; (ii) accounting records (including records relating to Taxes) and internal reports relating to the business activities of Seller that are not Purchased Assets; or (iii) Seller and/or its Affiliates are otherwise required to retain pursuant to any applicable Law; provided, however, that (x) Seller and its Affiliates, as applicable, shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Business, Product or Drug Substance) of such books and records to the extent related to the Business, Product or Drug Substance, upon Buyer’s reasonable request and (y) subject to (x) above, Seller and its Affiliates, as applicable, may destroy such books and records in accordance with their prevailing records retention procedures to the extent such books and records are no longer required to be retained by applicable Law; and (j) all rights of Seller under this Agreement and the Ancillary Agreements (as defined in Section 2.5).

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Section 2.3 Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities, including, without limitation, the following Liabilities and obligations (the “Assumed Liabilities”): (a) all Liabilities to make royalty, milestone or deferred payments or any other contingent payments to Third Parties accruing subsequent to the Closing in connection with the Business or the Product; (b) all Liabilities arising from product liability claims or from trademark infringement claims, actions or lawsuits brought by any Third Party relating to the Product or Drug Substance after the Closing Date in any country; (c) all Liabilities related to compliance with FDA post-market requirements; (d) all Liabilities to contract manufacturing organizations in respect of the manufacturing or production of the Drug Substance or the Product to be performed on or after, or in respect of periods following, the Closing; (e) all Liabilities of Seller under Third Party Agreements to be performed on or after, or in respect of periods following, the Closing; and (f) all Liabilities accruing under, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets following the Closing Date.

Section 2.4 Excluded Liabilities. Subject to the provisions of this Agreement, Seller shall remain responsible for and pay, perform and discharge any and all Liabilities of Seller and/or its Affiliates accruing under, arising out of or relating to (i) any Excluded Asset and/or (ii) the conduct or operation of the Business or the ownership or use of the Purchased Assets before, or in respect of periods preceding, the Closing Date (the “Excluded Liabilities”).

Section 2.5 Ancillary Agreements. On or prior to the Closing Date, Seller and Buyer shall execute, and file as necessary, such other documents as are (a) necessary to complete the transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer, (b) otherwise necessary to complete the transactions contemplated hereby, and (c) reasonably requested by either party, including those documents listed onAnnex 5, Annex 6, Annex 7 and Annex 9 (collectively, the “Ancillary Agreements”) and such other document that do not conflict with any of a party’s rights or obligations under this Agreement.

Section 2.6 Consideration.

(a) Upfront Purchase Price; Retention Mechanism. The upfront purchase price for the Purchased Assets and Assumed Liabilities shall total $400,000.00 (the “Upfront Purchase Price”). Buyer shall not make a direct cash payment at Closing. Instead, Seller shall retain an amount equal to (i) fifty percent (50%) of the Net Sales of the Branded Product, and (ii) fifty percent (50%) of Net Distributable Profits of the AG Product, until the aggregate amount of (i) and (ii) retained by Seller equals the Upfront Purchase Price. For the avoidance of doubt, the remittance of the remaining fifty percent (50%) of the Net Sales of the Branded Product and fifty percent (50%) of Net Distributable Profits of the AG Product shall be addressed via the DSA as described in Section 5.4. Seller shall provide Buyer with a written report within thirty (30) days after the end of each calendar month detailing (a) the Net Sales of the Branded Product, (b) the Net Distributable Profits of the AG Product, and (c) and the amount retained pursuant to this Section 2.6. Interest shall accrue on any outstanding amounts due on the Upfront Purchase Price from the Closing Date until the final payment date at a rate equal to five percent (5%) per annum.

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(b) Royalty Payments.

(c) Stock Consideration and Warrants. As additional consideration for the Purchased Assets and Assumed Liabilities, at Closing Buyer’s Parent shall:

(i) issue to Seller five hundred thousand (500,000) shares of Buyer’s Parent’s common stock (the “Stock Consideration”), subject to customary adjustments for stock splits, dividends, or other capital events, and recapitalizations; and

(ii) issue to Seller five hundred thousand (500,000) warrants (the “Warrants”), each exercisable upon issuance for one share of Buyer’s common stock at an exercise price of $1.00 per share, subject to customary adjustments for stock splits, dividends, or other capital events, and recapitalizations. The Warrants shall have a term of two (2) years from the date of issuance.

The Stock Consideration and the Warrants shall be issued pursuant to a securities purchase agreement in the form attached hereto as Annex 12 and in compliance with any and all applicable Laws.

(d) Taxes. Buyer shall bear any sales, use, transfer, value added or similar Tax imposed in any jurisdiction in connection with the transactions contemplated in this Agreement and shall make any corresponding tax declarations in any jurisdiction that may be required. Each Party shall be responsible for any Tax obligations of its own due to this Agreement (including income tax, capital gains tax and sales tax). Neither Party shall have any obligation towards the other Party in case the other Party fails to fully comply with its tax obligations. Seller and Buyer shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. For all tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

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Section 2.7 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held electronically by exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., Eastern Time on February 28, 2025 or at such place or at such other time or on such other date as Seller and Buyer mutually may agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 2.8 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following: (i) the Purchased Assets; (ii) duly executed counterparts of the Ancillary Agreements; (iii) the Seller Closing Certificate; (iv) resolutions of Seller authorizing the transactions contemplated by the Transaction Documents; and, (v) any other documents or materials required to complete this transaction.

(b) At the Closing, Buyer shall deliver to Seller the following: (i) duly executed counterparts of the Ancillary Agreements; (ii) the Buyer Closing Certificate; (iii) resolutions of Buyer authorizing the transactions contemplated by the Transaction Documents; and, (iv) any other documents or materials required to complete this transaction.

Section 2.9 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, the Closing shall occur notwithstanding the foregoing without any adjustment to the consideration pursuant to Section 2.6 on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to assign all liabilities and obligations under any and all Third Party Agreements or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

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(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.9, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the nature of the Business makes such qualification or licensing necessary, except as would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets or the Business (a “Material Adverse Effect”).

Section 3.2 Authority. Seller has full limited liability company power, and any necessary rights, title, ownership, interests and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been, and each of the Ancillary Agreements have been, duly executed and delivered by Seller, and is, and each of the Ancillary Agreements are, legal, valid, binding and enforceable upon and against Seller.

Section 3.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements]and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the certificate of formation or limited liability company agreement of Seller; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) applicable to Seller, the Business or the Purchased Assets; (c) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any Encumbrance (as defined below) upon any of the Purchased Assets pursuant to, any contract, agreement, license, permit or other instrument to which Seller is a party or by which Seller, the Business or any of the Purchased Assets may be bound, affected or benefited; or (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of Seller or the Business.

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Section 3.4 Material Third Party Agreements. Annex 3 lists all Third Party Agreements relating to the Business or the Purchased Assets that are material to the Business (each, a “Material Third Party Agreement”). Each Material Third Party Agreement is valid, binding and enforceable, and is in full force and effect. No party thereto is in default (with or without notice or lapse of time or both). Seller has delivered to Buyer true and complete copies of all Material Third Party Agreements, including any amendments thereto.

Section 3.5 Intellectual Property Matters.

(a) Schedule 3.5 of the Disclosure Schedules is a true, complete and correct list of all intellectual property registrations which form a part of the Purchased Intellectual Property (setting forth, for each intellectual property registration, the title, mark or design, applicable jurisdiction, owner, application or registration number, as applicable).

(b) Except as set forth on Schedule 3.5 of the Disclosure Schedules, Seller exclusively owns all right, title and interest in, or has the valid and binding right to use all of the Purchased Intellectual Property, free and clear of Encumbrances (except Permitted Encumbrances). Seller is and has been in compliance in all material respects with all applicable Laws and legal requirements applicable to Purchased Intellectual Property and the ownership, rights and use thereof by Seller.

Section 3.6 Brokers. No broker, finder or agent engaged by Seller will have any claim against Buyer for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller.

Section 3.7 Regulatory. To its Knowledge, neither Seller, nor any employee, agent or subcontractor of Seller, involved in the development and/or commercialization of the Drug Substance or the Product in the United States has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is Known by Seller to have been debarred under Subsection (a) or (b) of Section 306 of said Act was or is (as of the Closing Date) employed by Seller in the performance of any activities hereunder; and (iii) to the Knowledge of Seller, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.

Section 3.8 Except as otherwise set forth in Schedule 3.8 of the Disclosure Schedules, Seller has been at all times and is currently in compliance, in all material respects, with all applicable Laws regarding the Business and the use of the Purchased Assets. There is no pending or, to Seller’s Knowledge, threatened allegations, claims, suits or investigations relating to Seller’s violation of any Law. To Seller’s Knowledge, there is no basis for such an allegation, claim, suit, or investigation and Seller has not been fined, penalized or other sanction imposed on Seller, and Seller has not been excluded or suspended from participation in any Health Care Program.

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Section 3.9 Proceedings. There is no pending proceeding that has been commenced against Seller or the Purchased Assets that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to Seller’s Knowledge, no such proceeding has been threatened.

Section 3.10 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.Buyer Investigation; Acknowledgements. Buyer acknowledges that it, its Affiliates and their respective Representatives have been permitted full access to the books and records, facilities, equipment, personnel, contracts and other properties and assets of the Purchased Assets, the Assumed Liabilities and the Business that it, its Affiliates and their respective Representatives have desired or requested to see and review, and that it, its Affiliates and their respective Representatives have had a full opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Purchased Assets, the Assumed Liabilities and the Business. Buyer acknowledges and agrees that (i) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in this Agreement, (ii) no Person, shall have any claim (whether in warranty, contract, tort (including negligence, strict liability or innocent or negligent misrepresentation or misstatement) or otherwise) or right to indemnification (or otherwise) with respect to any information, documents or materials made available or otherwise furnished to or for Buyer, its Affiliates or their respective Representatives by Seller, any of its Affiliates, or any of their respective Representatives, including any financial projections or other statements regarding future performance, the “teaser” and “information package” regarding, among other things, the Product, provided to Buyer, its Affiliates or their respective Representatives and any other information, documents or materials, whether oral or written, made available to Buyer, its Affiliates or their respective Representatives in any data site, management presentation, break-out discussions, responses to questions submitted on behalf of Buyer, its Affiliates or their respective Representatives or otherwise furnished to Buyer, its Affiliates or their respective Representatives in any form in expectation of the transactions contemplated hereby, and (iii) and the Purchased Assets and Assumed Liabilities are being transferred on an “as -is, where is, with all faults” basis. Without limiting the foregoing, Buyer acknowledges and agrees that (a) neither Seller, nor its officers, directors, employees, stockholders, affiliates or Representatives have made or make any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Product or the Purchased Assets, (b) the only warranties applicable to the Business are contained within Article III hereto, and (c) Seller, its Affiliates and its Representative hereby expressly disclaim, in each case, any representations or warranties, express or implied, oral or written, at law or in equity, relating to or in respect of (x) the operation of the Purchased Assets or the Business by Buyer after the Closing, (y) the probable success or profitability of any Purchased Assets or the Business or (z) any other matter with respect to the transactions contemplated hereby.

Section 3.11 Except as set forth in Schedule 3.11 of the Disclosure Schedules, Seller represents and warrants that all Purchased Assets are (a) in good operating condition and repair, normal wear and tear excepted; (b) are suitable for the uses intended therefor; (c) are free from material defects (patent and latent); and (d) have been maintained in accordance with customary industry practice.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

Section 4.2 Authority. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements have been, duly executed and delivered by Buyer, and is legal, valid, binding and enforceable upon and against Buyer.

Section 4.3 Required Filings and Consents. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any consent or approval of, registration or filing with, or notice to any Governmental Authority.

Section 4.4 No Conflict. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation or performance of any of the transactions contemplated hereby or thereby will (i) violate any provision of Buyer’s, or its applicable Affiliate’s, organizational documents; (ii) violate any applicable Laws applicable to Buyer, or its applicable Affiliate, or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material contract or agreement to which Buyer, or its applicable Affiliate, is a party or by which Buyer, or its applicable Affiliate, may be bound, except in the case of clause (iii) for such violation, breach, or default which would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

Section 4.5 Proceedings. There is no pending proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and, to Buyer’s knowledge, no such proceeding has been threatened.

Section 4.6 Regulatory. Neither Buyer, nor, to the actual knowledge of Buyer, any employee, agent or subcontractor of Buyer, involved or to be involved in the development and/or commercialization of the Drug Substance or the Product in the United States has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by Buyer to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Buyer in the performance of any activities hereunder; and (iii) to the actual knowledge of Buyer, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.

Section 4.7 Brokers. No broker, finder or agent will have any claim against Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

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ARTICLE V

COVENANTS

Section 5.1 Confidentiality. Each party shall, and shall cause its Affiliates and Representatives to, keep confidential for a period of not less than five (5) years the date of execution of this Agreement, disclose only to its respective Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party or its respective Affiliates or Representatives relating to the Business or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section), unless disclosure of such information or data is required by applicable Law.

Section 5.2 Further Assurances. Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, Seller shall execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title, and interest in and to the Purchased Assets and the Business. Buyer and Seller shall each provide the other with such assistance as reasonably may be requested by the other in connection with the transition of the Business and the preparation of any tax return, an audit or examination of any such return by any taxing authority or any judicial or administrative proceeding relating to liability for Taxes and shall each retain and provide the other with any records or other information which may be relevant to such a return, audit, examination or proceeding.

Section 5.3 Press Releases. Each Party hereto agrees not to issue, and shall cause its Affiliates, representatives and agents not to issue, any press release or other public statement disclosing the existence of, or relating to this Agreement, including without limitation its terms and substance, without the prior written consent of the other Party (not to be unreasonably denied, withheld or delayed); provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have under applicable Law (including stock market regulations), in which case the affected Party shall consult with the other Party and takes into account their reasonable requests in relation to the content of the relevant announcement before it is made

Section 5.4 Post-Closing Distribution Services; Third Party Agreements.

(a) Commencing on the execution of this Agreement, Buyer will exercise commercially reasonable efforts to promptly establish distribution channels for the Product for the period after the Closing Date. Following the execution of this Agreement, the parties will negotiate a definitive distribution services agreement (the “DSA”) pursuant to which Seller will be engaged as a distributor of the Product on behalf of Buyer for a limited time after the Closing Date until Buyer has established such distribution channels. The DSA will be on commercially reasonable terms, and will (i) contain a detailed list of the specific services desired to be performed and (ii) include terms and conditions regarding the escrowing of necessary funds by Buyer in order to facilitate timely and full payment in respect of any Payment Claims.

(b) Where only part of a Third Party Agreement relates to the Product sold to Buyer under this Agreement or where such Third Party Agreement is not exclusively related to the Product including those Third Party Agreements listed in Annex 3, then nothing in this Agreement shall oblige Seller to assign such Third Party Agreement to Buyer and Seller shall remove the Product from the scope of the Third Party Agreement as soon as practicable after the Closing, unless otherwise agreed in writing between the Parties.

Section 5.5 Post-Closing Obligations; Governmental Grants. Following the Closing, each of the parties, acting and cooperating in good faith with the other Party, shall use their commercially reasonable efforts to deliver any notices or consents required by the FDA or other Governmental Authority with respect to the Marketing Authorization and the transfer thereof to Buyer. Notwithstanding Section 2.1 of this Agreement, the parties acknowledge and agree that the Governmental Grants will be transferred from the Buyer to the Seller and that such transfer may occur after Closing. Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transfer of the Governmental Grants contemplated by this Agreement. From time to time after the Closing Date, each party shall take such further actions necessary, including the execution and delivery to the other party such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably required in order to vest in Buyer all right, title, and interest in and to the Governmental Grants as the other party may request in order for the party to obtain and achieve its rights under this Agreement. Buyer and Seller shall each provide the other with such assistance as reasonably may be requested by the other in connection with the transition of the Governmental Grants.

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Section 5.6 Use of Names; Inventory.

(a) Seller is not conveying ownership rights or granting Buyer or any Affiliate of Buyer a license (except as explicitly provided in Section 5.6(b) hereto) to use any of the Retained Trade Names or any trade name, trademark, service mark, logo or domain name incorporating the Retained Trade Names and, after the Closing, Buyer shall not use, or permit any Affiliate of Buyer to use, in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 5.6, Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 5.6 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.6, Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 5.6.

(b) Subject to the terms and conditions of this Section 5.6(b) and for the duration set forth in Section 5.6(b)(i) (the “License Term”), Seller grants to Buyer a non-exclusive, non-transferrable, non-sublicensable (except to the extent required in connection with the Third Party Agreements), revocable, royalty-free, fully-paid up license in the United States of America under the licensed marks set forth on Annex 11 (the “Licensed Marks”), solely to market, offer for sale, sell, and/or commercialize the Inventory purchased hereunder (the “License”).

(i) The License will terminate automatically, without action of any party, upon the earliest of (i) the Buyer’s sale of all Inventory purchased hereunder and (ii) twelve (12) months from the Closing Date.

(ii) In promoting and selling the Inventory, Buyer shall comply with all applicable Laws including, without limitations the FDA’s regulations and guidelines concerning the advertising and promotion of prescription drug products, promotional guidance from the FDA’s Office of Prescription Drug Promotion, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, the rules and regulations promulgated thereunder and federal and state antikickback legal requirements, and legal requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the promotion or sale of the Inventory. Buyer shall not do anything that may reasonably be expected to impair or diminish the value of the Licensed Marks. If either Party becomes aware of any claim or challenge to, the validity of the Licensed Marks, it shall promptly inform the other Party. Subject to Section 5.6(a), the License is personal to Buyer and may not be assigned by any act of Buyer or by operation of Law, except, in each case, with the prior written consent of Seller. Buyer agrees that Seller retains the right to use the Licensed Marks for any and all purposes.

(iii) After the Closing Date, without prejudice to the representations and warranties of Seller specifically contained in Article III, (X) Buyer shall bear sole responsibility for submitting to the FDA any promotional materials relating to the Inventory, as well as complying with all Law requirements applicable to the commercialization of the Inventory, and (Y) to the extent necessary, the parties shall take such further actions as may be reasonably required to notify the FDA, other Governmental Authorities, Product manufacturers and any third parties of the transactions effected by this Agreement, including providing notice that Buyer is the “responsible party” with respect to the Inventory and the Product following the Closing Date.

(iv) During the License Term, Seller shall refer any oral or written report concerning the possible failure of the Inventory to meet any of its specifications, such as quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance (“Product Complaints”) that it receives concerning the Inventory to Buyer as soon as reasonably practicable. All Product Complaints shall be directed to the attention of Buyer’s customer service provider.

Section 5.7 Non-Disparagement. Each party hereby covenants and agrees that, from and after the Closing, it will not, directly or indirectly (on such party’s own behalf, or as a partner, owner, principal, stockholder, member, proprietor, agent, officer, director, manager, employee, consultant, joint venturer, investor or in any other capacity), using reasonable judgment, should have reasonably known could disparage, defame or denigrate any the other party hereto, the Products, Purchased Assets, or any of its past, present, or future agents, officers, members, partners, equity holders, managers, directors, or employees, whether to the public, the media, any individual or to any other third party. Nothing in this Section 5.7 will prohibit either party from truthfully responding to any subpoena or otherwise truthfully responding when required by applicable Law.

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ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Seller. Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (as an “Indemnified Party”) from and against any and all actions, losses, damages, liabilities, deficiencies, claims, interest, awards, fines, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to: (a) any breach of any representation or warranty made by Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; (b) any breach of any covenant or agreement by Seller contained in this Agreement or any Ancillary Agreement; (c) any wilfull misconduct or negligent acts or omissions of Seller related to the Purchased Assets or this transaction prior to the Closing Date; (d) any failure to comply with any applicable Law by Seller; and/or (e) any of the Excluded Liabilities.

Section 6.2 Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (as an “Indemnified Party”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to: (a) any breach of any representation or warranty made by Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; (b) any breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement; (c) any wilfull misconduct or negligent acts or omissions of Buyer related to the Purchased Assets or this transaction after the Closing Date; (d) any failure to comply with any applicable Law by Buyer; and/or (e) any Assumed Liability.

Section 6.3 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until the date that is eighteen (18) months from the Closing Date; provided, however, that: (a) the representations and warranties set forth in Sections 3.1 and 4.1, Sections 3.2 and 4.2, and Section 3.3 and 4.3 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); and (b) neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations and warranties unless notice of a claim is given to the other party prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any action in order to extend such survival period or preserve such claim.

Section 6.4 Procedures. An Indemnified Party shall give the indemnifying party prompt written notice (a “Claim Notice”) of any Loss or discovery of facts on which an Indemnified Party intends to base a request for indemnification under Section 6.1 or Section 6.2. Each Claim Notice must contain a description of the claim and the nature and amount of the related Loss (to the extent that the nature and amount of the Loss are known at the time), and must also specify whether it arises as a result of a claim by any Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim Notice is asserted directly by the Indemnified Party. Indemnified Party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Loss. All indemnification obligations in this Agreement are conditioned upon the Indemnified Party:

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(a) delivering the Claim Notice and related documents under this Section 6.4, as promptly as practicable after the date on which the Indemnified Party becomes aware of the relevant event;

(b) allowing the indemnifying party, if such party requests, to undertake, conduct, and control, through reputable independent counsel of its own choosing, the defense, appeal or settlement of any Third Party Claim that is reasonably likely to give rise to an indemnification claim under Section 6.1 or Section 6.2;

(c) cooperating with the indemnifying party in the defense of any Third Party Claim and any related settlement negotiations; and

(d) not compromising or settling any Third Party Claim without prior written consent of the indemnifying party, which shall not be unreasonably withheld, conditioned, or delayed.

Section 6.5 Limitations. The liability of Seller to Buyer shall be limited as follows:

(a) if the aggregate of all amounts due pursuant to Section 6.1(a) does not exceed $50,000.00, provided that in case such $50,000.00 threshold is exceeded, Seller shall be liable only for the exceeding amount; and

(b) the maximum aggregate liability of Seller shall be limited to an amount equal to the Upfront Purchase Price.

(c) Notwithstanding the foregoing, the limitations of this Section 6.5 shall not apply with respect to amounts due with respect to the breach of a Fundamental Representation, fraud, intentional misrepresentation or intentional breach.

Section 6.6 Reductions. The Parties agree that:

(a) any amount to be paid by the indemnifying Party under Section 6.1 or Section 6.2 shall be reduced by the amount of any insurance or similar payment that the Indemnified Party has actually received from any third party in connection with the event giving rise to indemnification, provided that, in each case, the relevant claim shall be increased by (i) an amount equal to the amount of any reasonable and documented third party costs and expenses incurred by the Indemnified Party in seeking the payment of such amounts and (ii) the taxes for which the Indemnified Party is liable by reason of its receipt of such amounts;

(b) the Indemnified Party shall not be entitled to recover more than once in respect of any one matter giving rise to any claim for any Loss;

(c) in the calculation of any Loss no reference will be made to any multiples or ratios which the parties may have used for the purpose of determining the Upfront Purchase Price; and

(d) nothing in this Agreement shall restrict or limit the Indemnified Party’s obligation to take reasonable action to mitigate any Loss which it may incur as consequence of any fact, matter or circumstance giving rise to any claim.

Section 6.7 Sole Remedy. After Closing, the indemnification provisions of Section 6.1 and Section 6.2 shall be the sole and exclusive remedies of the Indemnified Party for any Loss that the Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any breach of any representation or warranty, undertaking or covenant contained in this Agreement (other than any injunctive or equitable relief allowed under other provisions of this Agreement).

Section 6.8 Right to Offset. Upon advance written notice to the indemnifying party, the Indemnified Party which is entitled to indemnification under this Article VI may offset any Loss against amounts otherwise payable to the indemnifying party or any Affiliate of such party, including without limitation, on the hand of the Buyer, any paid or payable Upfront Purchase Price or Royalty payment, and on the hand of the Seller, any amount payable to Buyer pursuant to the DSA. The exercise of such right of offset by either party hereto in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement. If after the Indemnified Party exercises such right of offset, a court having jurisdiction over the matter finally determines that such exercise of the Indemnified Party’s offset rights was not justified, the Indemnified Party shall promptly repay any portion of the offset amount that is determined belongs to the indemnifying party. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit the Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

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ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In any action to enforce this Agreement, the prevailing party will be entitled to receive an award of all its costs in such action including the costs of court filings, investigation, settlement, expert witnesses and reasonable attorneys’ fees, together with all such reasonable additional costs incurred in collecting any award or judgment rendered.

Section 7.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 7.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 1.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by email, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to Buyer, to:

BioCorRx Pharmaceuticals Inc.

2390 E. Orangewood Ave., Ste 570

Anaheim, CA 92806

Attention: Lourdes Felix

E-mail: LF@biocorrx.com

if to Seller, to:

USWM, LLC

Section 7.4 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.5 Third-Party Beneficiaries. Except as provided in Article VI, nothing in this Agreement shall confer upon any Person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 7.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the rights of the parties hereto to serve legal process in any other manner permitted by law.

Section 7.7 Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, not to be unreasonably withheld, except that either party may assign this Agreement to any of its respective Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

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Section 7.8 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.9 Waiver of Trial by Jury. EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

Section 7.10 Cooperation. In the event and for so long as either a party is actively contesting or defending against any matter in connection with (a) the Agreement, the Business, Purchased Intellectual Property, the Assumed Liabilities or the Purchased Assets, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the date hereof involving the Business, a party will reasonably cooperate with such other party and its counsel in the contest or defense, make available its representatives, and provide such testimony and access to its books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless, and to the extent that, the contesting or defending party is entitled to indemnification therefor under this Agreement).

Section 7.11 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, Buyer, Buyer’s Parent, and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BioCorRx Pharmaceuticals, Inc.

By:
Name: Lourdes Felix
Title: President

BioCorRx Inc.

By:
Name: Lourdes Felix
Title: Chief Executive Officer

USWM, LLC

By:

[Signature Page to Asset Purchase Agreement]

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Annex 1	Trademarks and Domain Names

Annex 2	Marketing Authorization

Annex 3	Third Party Agreements

Annex 4	Governmental Grants

Annex 5	Form of Assignment of Intellectual Property Agreement

Annex 6	Form of Assumption Agreement

Annex 7	Form of Bill of Sale

Annex 8	Inventory

Annex 9	Transition Services Agreement

Annex 10	Disclosure Schedules

Annex 11	Licensed Marks

Annex 12	Securities Purchase Agreement

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Annex 1

Trademarks and Domain Names

Trademarks:

Grantor	Trademark	Reg. No.
USWM, LLC	LUCEMYRA	5,915,208
USWM, LLC	Lucemyra (stylized)	5,753,183
USWM, LLC	Luminate Support Program (stylized mark)	5,777,505

Domain Names:

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Annex 2

Marketing Authorization

Country	MA #	Field
US	NDA 209229	The mitigation of opioid withdrawal symptoms to facilitate abrupt opioid discontinuation in adults.

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Annex 3

Third Party Agreements

Material Third Party Agreements:

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Non-Material Third Party Agreements:

LUCEMYRA Non-Material Contracts
Other Party	Agreement Type	Effective Date	Transaction Type(s)	Assignability

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Annex 4

Governmental Grants

Grant Number	Project Title	Institution	CFDA	OC	PCC	Award Issue Date

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Annex 5

Form of Assignment of Intellectual Property Agreement

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Annex 6

Form of Assumption Agreement

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Annex 7

Form of Bill of Sale

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Annex 8

Inventory

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Annex 9

Transition Services Agreement

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Annex 10

Disclosure Schedules

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Annex 11

Licensed Marks

Mark	Filing Number
US WorldMeds	87/221,573
US WorldMeds (stylized logo)	87/221,576

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Annex 12

Securities Purchase Agreement

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